EXHIBIT 5




                          ARNALL GOLDEN & GREGORY, LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450

                                                                  (404) 873-8500

                                                                  (404) 873-8501

                                  April 4, 2000


SYSCO Corporation
1390 Enclave Parkway
Houston, Texas  77077-2099

            Re:         Form S-3 Registration Statement

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-3 of SYSCO Corporation, a Delaware corporation, filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of 1,994,778 shares of common stock, par value $1 per share (the "Shares") offered by the selling shareholders named therein this Registration Statement.

     In acting as counsel to you, we have examined and relied upon such corporate records, documents, certificates, and other instruments and examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, we advise you that in our opinion the Shares are legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" contained therein and elsewhere in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                               Sincerely,


                                               /s/  ARNALL GOLDEN & GREGORY, LLP

                                                    ARNALL GOLDEN & GREGORY, LLP